UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 8, 2018
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-36812	46-5087339
(State or other jurisdiction	h	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

On June 13, 2018, Flex Pharma, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) with the U.S. Securities and Exchange Commission (“SEC”) to announce the approval of a corporate restructuring plan to reduce its cost structure. This Current Report on Form 8-K/A amends and supplements the Original Form 8-K to disclose its best estimate of additional costs related to retention arrangements associated with the restructuring plan. The Original Form 8-K otherwise remains unchanged.

Item 2.05.     Costs Associated with Exit or Disposal Activities.

On June 14, 2018, the Board of Directors (the "Board”) of the Company approved certain increased severance payments and employee retention arrangements related to its corporate restructuring plan. Depending on the outcome of the Company’s strategic assessment, the Company estimates that it will incur costs of up to approximately $2.3 million in the form of severance and retention benefits related to the restructuring plan, in addition to the previously disclosed one-time termination benefit costs of approximately $0.8 million to $1.1 million.

The Company believes that the aforementioned exit costs currently represent its best estimates of the anticipated charges to be incurred; although there may be additional charges recognized as additional actions are identified and finalized. As particular actions are finalized and the Company is able to make good faith determinations of additional estimated costs and future cash expenditures associated with such actions, the Company intends to file amendments to the Current Report on Form 8-K, as required by Item 2.05 of Form 8-K, or report such costs or charges in its periodic reports, as appropriate.

This Item 2.05 contains forward-looking statements, including information regarding the Company’s corporate restructuring plan. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018, and the Company’s subsequent current and periodic reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2018, the Board approved retention arrangements for William McVicar, the Company's President and Chief Executive Officer, and John McCabe, the Company's Chief Financial Officer, in connection with the corporate restructuring plan. The Company and each of Dr. McVicar and Mr. McCabe entered into an Amendment to Executive Employment Agreement (each, an “Agreement”), reflecting the arrangements. The retention arrangements for Dr. McVicar and Mr. McCabe are substantially as described below.

Pursuant to the Agreement with Dr. McVicar, Dr. McVicar will be entitled to receive a lump sum cash bonus payment equal to $300,000 following a Change in Control Event (as defined in the Agreement). Dr. McVicar will also receive full payment of his performance bonus for the fiscal year 2018 (50% of his then-current base salary) within 30 days of a Change in Control Event, or no later than March 15, 2019, provided Dr. McVicar is an employee in good standing at the time of payment. The Agreement provides that Dr. McVicar’s previously issued stock option grants, totaling 500,000 options, will be exercisable for a period of three years after any termination of his employment (other than termination for cause).

Pursuant to the Agreement with Mr. McCabe, Mr. McCabe will be entitled to receive a lump sum cash bonus payment equal to $200,000 following a Change in Control Event (as defined in the Agreement). Mr. McCabe is entitled to payment of twelve months’ base salary in the event of termination of employment without cause or for good reason following a Change in Control Event and a portion of the monthly COBRA insurance payments for Mr. McCabe during the twelve-month period following the termination date. Mr. McCabe is also entitled to receive full payment of his performance bonus for the fiscal year 2018 (40% of his then-current base salary), within 30 days of a Change in Control Event, or no later than March 15, 2019, provided Mr. McCabe is an employee in good standing at the time of payment. The Agreement provides that Mr. McCabe’s previously issued stock option grants, totaling 323,753 options, will be exercisable for a period of one year after any termination of his employment (other than termination for cause).

In addition, on June 14, 2018, Dr. McVicar and Mr. McCabe received options to purchase 359,696 shares and 179,848 shares, respectively, of the Company’s common stock at an exercise price of $1.35, under the Company's 2015 Equity Incentive

Plan. Each grant vests in equal installments over 48 months from the date of grant, and shall vest in full upon the closing of a Change in Control Event and termination of employment (other than termination for cause). Dr. McVicar and Mr. McCabe will have the right to exercise their options for a period of three years and one year, respectively, after termination of their employment (other than termination for cause).

The foregoing descriptions of the Agreements with Dr. McVicar and Mr. McCabe are only summaries and are qualified in their entirety by reference to the Agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: June 20, 2018
	By:	/s/ John McCabe
John McCabe
Chief Financial Officer